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Exhibit J


CONSENT  OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of Money Market Portfolio, Government and Quality Bond Portfolio, High Yield Portfolio, Growth and Income Portfolio, Growth Portfolio, Capital Appreciation Portfolio, Natural Resources Portfolio, Multi-Asset Portfolio and Strategic Multi-Asset Portfolio (constituting the nine portfolios of Anchor Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Legal Counsel" in such Registration Statement.



/s/PricewaterhouseCoopers
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
April 13, 2000